Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Edward J. Lawson, President and Chairman, 21st Century Holding Company

(954) 308-1257 or (954) 581-9993

21st CENTURY HOLDING COMPANY REPORTS

RECORD EARNINGS OF $0.78 PER SHARE

Plantation, Florida, May 5, 2004 - 21st Century Holding Company (Nasdaq: TCHC), today reported record results for the quarter ended March 31, 2004 (see attached tables).

For the quarter ended March 31, 2004, the Company reported record net income of $2,924,008, or $0.78 per share on 3,759,829 undiluted shares versus net income of $2,308,401 or $0.77 per share on 3,004,620 undiluted shares in the same period last year. Income before taxes increased over 28% from $3,606,869 in the first quarter of 2003 to $4,643,070 for the quarter ended March 31, 2004. On a diluted share basis, the Company reported earnings of $0.72 per share, based on 4,058,152 average diluted shares outstanding.

Net premiums earned in the first quarter of 2004 increased 24.4% to $13.0 million from $10.5 million in the same period last year.

Total revenues for the first quarter of 2004 increased 18.2% to $17.6 million from $14.9 million in the same period last year.

Edward J. (Ted) Lawson, President & Chairman of the Board, said, “I am very pleased with our results for the first quarter. We had another solid quarter reflecting significant growth in premiums written from the property and general liability insurance lines.”

Mr. Lawson continued, “In our current second quarter ending June 30, 2004, we expect annualized net written premiums to accelerate to over 100% of what they were in our first quarter from $18.5 million to over $40 million. This should occur because of organic growth and the assumption of additional homeowner policies from Citizens Property Insurance Corporation. In the second half of this year, annualized net written premium is expected to grow from the projected $58-60 million in the first half to approximately $80 million in the second half. This growth will cause revenues and profits to substantially increase over the next two years. Guidance for calendar year ending 12/31/04 remains at $3.25 to $3.75 per share on an undiluted basis.”

The Company will hold an investor conference call at 4:30 PM (ET) on Wednesday, May 5, 2004. Mr. Lawson and Mr. Richard A. Widdicombe, CEO, will discuss the financial results and review the outlook for the Company. Messrs. Lawson and Widdicombe invite interested parties to participate in the conference call. Listeners can access the conference call by dialing toll free 888-694-4676. Please call at least five minutes in advance to ensure that you are connected prior to the presentation.

About the Company

The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners’ property and casualty insurance in the State of Florida. The Company underwrites general liability in the state of Georgia as a surplus lines carrier. In addition, the Company has underwriting authority and process’ claims for third party insurance companies. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of third party insurance companies. Lastly, the Company offers other ancillary services including licensing of its tax preparation software products, electronic income tax filing, tax preparation and tag and title transfer services.

The Company offers single and master franchise opportunities to individuals through its subsidiaries Fed USA Insurance/Financial Services and EXPRESSTAX® Franchise Corporation.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for requested rate changes and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company, and settlement thereof; risks related to the nature of the Company’s business; dependence on investment income and the composition of the Company’s investment portfolio; the adequacy of its liability for loss and loss adjustment expense (“LAE”); insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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21st CENTURY HOLDING COMPANY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Revenue:
Gross premiums written	$17,817,726	$16,611,980
Gross premiums ceded	687,008	(4,398,875)
Net premiums written	18,504,734	12,213,105

Increase (decrease) in prepaid reinsurance premiums	(3,768,152)	(1,942,893)
Decrease (increase) in unearned premiums	(1,728,906)	186,732
Net change in prepaid reinsurance premiums and unearned premiums	(5,497,058)	(1,756,161)

Net premiums earned	13,007,676	10,456,944
Commission income	507,434	433,039
Finance revenue	1,090,820	1,127,826
Managing general agent fees	447,358	632,547
Net investment income	528,124	365,205
Net realized investments gains (losses)	121,919	350,882
Other income	1,868,970	1,495,567
Total revenue	17,572,301	14,862,010

Expenses:
Loss and loss adjustment expenses	6,474,833	6,787,709
Operating and underwriting expenses	3,342,065	2,625,866
Salaries and wages	2,439,524	2,146,335
Interest expense	231,081	55,412
Amortization of deferred acquisition costs, net	441,728	(360,181)
Total expenses	12,929,231	11,255,141

Income before provision for income tax expense	4,643,070	3,606,869
Provision for income tax expense	1,719,062	1,298,468
Net income	$2,924,008	$2,308,401

Basic net income per share	$0.78	$0.77

Weighted average number of common shares outstanding	3,759,829	3,004,620

Fully diluted net income per share	$0.72	$0.75

Weighted average number of common shares outstanding (assuming dilution)	4,058,152	3,057,485

Dividends declared per share	$0.12	$0.06

21st CENTURY HOLDING COMPANY

Balance Sheet Data

(Unaudited)

	Period Ending
	03/31/04	12/31/2003

Total Cash & Investments	$64,651,990	$54,261,019
Total Assets	$112,336,857	$104,083,912
Unpaid Loss and Loss Adjustment Expense	$21,674,065	$25,127,679
Total Liabilities	$75,005,409	$72,087,535
Total Shareholders’ Equity	$37,331,449	$32,046,376

Premium Breakout

Line of Business	03/31/04	03/31/03

Automobile	46.5%	82.9%
Homeowners	36.6%	14.2%
General Liability	14.4%	—%
Mobile Home Owners	2.5%	2.9%

Gross Written Premiums	100.0%	100.0%